As filed with the Securities and Exchange Commission on August 11, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTENNIAL BANK HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	41-2150446
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(303) 296-9600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CENTENNIAL BANK HOLDINGS, INC. 2005 STOCK INCENTIVE PLAN

(Full Title of Plan)

Zsolt K. Besskó, Esq.

Executive Vice President, General Counsel and Secretary

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(303) 296-9600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.001 per share	2,500,000	$9.97	$24,925,000	$2,934

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the book value of the securities being offered computed as of June 30, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents setting forth the information specified in Part I (Items 1 and 2) of this Form S-8 will be sent or given to employees eligible to participate in the Centennial Bank Holdings, Inc. 2005 Stock Incentive Plan as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Centennial Bank Holdings, Inc. (the “Registrant”) hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s prospectus as filed with the Commission on August 10, 2005 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”); and

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

A description of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant is contained in the Registrant’s registration statement on Form S-4, as amended (File No. 333-126643), originally filed with the Securities and Exchange Commission on July 15, 2005, and thereafter amended and supplemented (the “Registration Statement”) and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended. Such description, which is set forth under the caption “Description of Capital Stock” in the prospectus contained in the Registration Statement, is incorporated herein by reference in its entirety. The Registrant has filed an application with respect to the Common Stock with, and delivered copies of the Registration Statement to, the Nasdaq National Market.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon by Zsolt K. Besskó. Mr. Besskó is Executive Vice President, General Counsel and Secretary of the Registrant. Mr. Besskó does not currently own any shares of the Registrant’s stock. As an employee, Mr. Besskó will be granted 50,000 shares of restricted Common Stock, pursuant to the Registrant’s 2005 Stock Incentive Plan and the employment agreement between Mr. Besskó and the Registrant, dated as of March 1, 2005.

Item 6. Indemnification of Directors and Officers.

General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

The Registrant’s amended and restated certificate of incorporation provides that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide for indemnification by the Registrant of any of its directors or officers (as such term is defined in the bylaws) who is or was a director of the Registrant, or, at its request, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The bylaws also provide that the Registrant will advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the Registrant’s board of directors, the Registrant may provide to any one or more of its employees, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in the Registrant’s bylaws on its directors and officers. The bylaws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws.

Indemnification Agreements

In addition, the Registrant has entered into indemnification agreements with its directors and its executive officers. These agreements provide for indemnification by the Registrant to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Directors’ and Officers’ Liability Insurance

The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index that follows the signature page.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 11, 2005.

CENTENNIAL BANK HOLDINGS, INC.

By	/s/ PAUL W. TAYLOR
Name:	Paul W. Taylor
Title:	Executive Vice President and Chief Financial Officer

Power Of Attorney

Each individual whose signature appears below hereby constitutes and appoints David C. Boyles, Paul W. Taylor and Zsolt K. Besskó, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER JOHN M. EGGEMEYER	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 11, 2005

/S/ PAUL W. TAYLOR PAUL W. TAYLOR	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2005

/s/ DAVID C. BOYLES DAVID C. BOYLES	Director	August 11, 2005

/s/ G. HANK BROWN G. HANK BROWN	Director	August 11, 2005

/S/ EDWARD B. CORDES EDWARD B. CORDES	Director	August 11, 2005

/S/ WILLIAM R. FARR WILLIAM R. FARR	Director	August 11, 2005

/S/ RICHARD G. MCCLINTOCK RICHARD G. MCCLINTOCK	Director	August 11, 2005

/S/ DANIEL M. QUINN DANIEL M. QUINN	Director	August 11, 2005

STEPHEN B. SHRAIBERG	Director

/S/ MATTHEW P. WAGNER MATTHEW P. WAGNER	Director	August 11, 2005

ALBERT C. YATES	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certification of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement (Form S-1 No. 333-124855)).*

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement (Form S-1 No. 333-124855)).*

4.3	2005 Stock Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.15 to Registrant’s Registration Statement (Form S-1 No. 333-124855)).*

5.1	Opinion of Zsolt K. Besskó, Esq. as to the validity of the Common Stock.

23.1	Consent of KPMG LLP.

23.2	Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.3	Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.4	Consent of McGladrey & Pullen, LLP.

23.5	Consent of Zsolt K. Besskó, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

*	Incorporated by reference.